EXHIBIT 99.1

Spectrum Group International Announces
Amendment to Securities Purchase Agreement

IRVINE, Calif. - September 18, 2012 - Spectrum Group International, Inc. (SPGZ) announced today that it has entered into an amendment to the securities purchase agreement with Afinsa Bienes Tangibles, S.A. En Liquidacion, and its wholly owned subsidiary Auctentia, S.L. with respect to the purchase of Afinsa's and Auctentia's ownership interest in SGI and SGI's 80%-owned trading subsidiary, A-Mark Precious Metals, Inc.
The amendment reduces the number of shares of SGI's common stock to be purchased from Afinsa and Auctentia to a number that would leave Afinsa and Auctentia collectively owning 9.9% of the issued and outstanding shares of the Company's common stock outstanding immediately following consummation of the purchase transaction. The purchase price will be reduced by $2.50 for each share of SGI's common stock retained by Afinsa and Auctentia. It is anticipated that this will result in a reduction in the original $58.25 million purchase price of between $7 million and $9 million, although the actual number of shares to be retained by Afinsa and Auctentia and the reduction in the purchase price will depend on the number of shares sold in the rights offering and the private placement currently being conducted by the Company.
Under the terms of the amendment, Antonio Arenas, a representative of Afinsa on the Company's Board of Directors, will step down from his position as executive chairman effective upon the closing of the transaction, but will continue to serve as a director for so long as Afinsa and Auctentia beneficially own 5% or more of the Company's common stock in the aggregate. George Lumby, Afinsa's other representative on the Board, will step down upon closing of the transaction, as originally provided in the securities purchase agreement. The Company has also agreed that, when Afinsa and Auctentia decide to sell the shares of common stock retained by them, it will use its reasonable commercial efforts to assist them in the sale in an orderly manner that will be non-disruptive to the public market for the common stock and at prices acceptable to Afinsa and Auctentia.
Under the terms of the rights offering, each holder of common stock (other than Afinsa and Auctentia) received 1.4 transferable subscription rights for each share of common stock owned as of the record date of July 31, 2012. Each transferable subscription right entitles its holder to purchase one share of common stock at a subscription price equal to $1.90 per share. Holders of rights are also entitled to exercise customary oversubscription rights. The transferable subscription rights issued by the Company may be exercised at any time prior to 5:00 p.m. New York City time on Thursday, September 20, 2012.
Spectrum has engaged Okapi Partners LLC to act as information agent with respect to the rights offering. For questions regarding the rights offering, or to obtain copies of the rights offering prospectus and any related materials as they become available, please contact Okapi Partners LLC at (877) 869-0171, or by email at info@okapipartners.com, or contact the Company at 1063 McGaw, Irvine, CA 92614, (949) 748-4800.

About Spectrum Group International, Inc.
Spectrum Group International, Inc. (together with its subsidiaries, “we,” the “Company” or “SGI”) is a global trading and collectibles network and a designated Fortune 500 company. We are a trader of precious metals and an auctioneer of coins and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrum from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors backed by their precious metals, rare coins, and other collectibles as collateral.
Our Trading business is conducted through A-Mark Precious Metals, Inc. (“A-Mark”) and its subsidiaries. A-Mark is a full-service precious metal trading company, and an official distributor for many government mints throughout the world. A-Mark products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain, and our services include financing, leasing, consignment, hedging and various customized financial programs. A-Mark's subsidiary, Collateral Finance Corporation, provides financing on a wide array of bullion and numismatic products.
Our Collectibles business operates as an integrated network of leading companies concentrating on numismatic materials and rare and fine vintage wine. We have offices and auction houses in North America, Europe and Asia. In addition to traditional live auctions, we also conduct Internet and telephone auctions.
Spectrum Group's Collectibles companies in the numismatics field include Stack's Bowers Galleries (rare coin and currency auction house), Stack's Bowers and Ponterio (world and ancient coins and currency auction house), Teletrade (online coin auctions), and Spectrum Numismatics International (wholesale rare coin dealer), all based in Irvine, California. Spectrum Wine Auctions is engaged in the sale by auction of rare and fine vintage wine.
Additional Information About the Rights Offering
This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Spectrum's common stock, nor will there be any offer, solicitation or sale of shares of Spectrum's common stock in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering is being made only by means of a rights offering prospectus and any related materials, copies of which have been distributed to all holders of common stock as of the record date. The registration statement with respect to the rights offering, and the rights offering prospectus and any related materials as they become available, may be accessed through the website of the Securities and Exchange Commission at www.sec.gov, or obtained from the information agent or the Company as indicated above.